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                     AMENDMENT NO. 4 TO PURCHASE AGREEMENT
                     -------------------------------------


     THIS AMENDMENT NO. 4 TO PURCHASE AGREEMENT (this "Amendment") is made as of August 27, 1998, by and among Esquire Communications Ltd., a Delaware corporation (the "Company"), Golder, Thoma, Cressey, Rauner Fund IV Limited Partnership, an Illinois limited partnership ("GTCR") and Antares Leveraged Capital Corp., a Delaware corporation ("Antares" and collectively with GTCR referred to herein as the "Purchasers"). Each capitalized term used herein which is not defined herein shall have the meaning given to such term in the Purchase Agreement.

     WHEREAS, the Company and the Purchasers are parties to a Purchase Agreement dated as of October 23, 1996, as amended and supplemented (the "Purchase Agreement");

     WHEREAS, GTCR has guaranteed (the "Guaranty") the repayment of a $2.5 million overadvance made to the Company under its Amended and Restated Credit Agreement dated as of August 10, 1998; and

     WHEREAS, the Company and the Purchasers desire to amend certain provisions of the Purchase Agreement as set forth herein.

     NOW, THEREFORE, the parties to this Amendment hereby, for good and valuable consideration, including, without limitation, in consideration for, and as a condition to, GTCR's execution of the Guaranty, agree as follows:

     Section 1. Guaranty. As promptly as practicable after the date hereof, the Company shall pay to Golder, Thoma, Cressey, Rauner, Inc., by wire transfer of immediately available funds to an account designated by GTCR, $125,000 in cash.

     Section 2. Series C Preferred Stock. If GTCR pays any amounts pursuant to the Guaranty (the "Guaranty Payments"), then the Company shall issue to GTCR a number of shares of its Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock") equal to the total amount of the Guaranty Payments divided by $1,000. Upon such issuance, the Company will not have any further obligations or liabilities to GTCR with respect to the amounts then funded by GTCR pursuant to the previous sentence. The Series C Preferred Stock will contain rights and preferences identical to those of the Series B Preferred Stock, except that (a) the Series C Preferred Stock will be junior to the Series B Preferred Stock and (b) the initial conversion price will be the greater of
(i) the average of the closing prices on the Nasdaq Stock Market of a share of Common Stock of the Company for the 20 consecutive business days ending on the date GTCR makes the Guaranty Payment and (ii) $5.00. Promptly after the making of the Guaranty Payments, the Company will file an appropriate Certificate of Designation with respect to the Series C Preferred Stock with the Secretary of State of the State of Delaware.

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     Section 3. Conversion of Series B Preferred Stock. If the Company shall not have consummated a public secondary offering of shares of its Common Stock on or prior to October 31, 1998, effective October 31, 1998 GTCR's option to acquire 7,500 shares of Series B Preferred Stock will automatically and without further action of any of the parties be converted into a number of shares of Common
Stock equal to $4.5 million divided by the average of the closing prices on the Nasdaq Stock Market of a share of Common Stock for the 20 consecutive business days ending October 31, 1998; provided, however, that no more than 750,000 shares of Common Stock will be issued to GTCR.

     Section 4. Board Authorization. On the date of this Amendment the Company's board of directors has authorized the execution, delivery and performance of this Amendment, including the issuance of the Series C Preferred Stock (including without limitation, filing the Certificate of Designation to provide for the designation of the Series C Preferred Stock), and the reservation for issuance upon conversion of the Series C Preferred Stock of shares of Common Stock plus any shares of Common Stock issuable upon conversion of accrued dividends.

     Section 5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Amendment shall become effective upon the execution of a counterpart by each of the parties hereto.

     Section 6. Effect of Amendment. Except as expressly amended hereby, the Purchase Agreement, as amended hereby and otherwise as in effect immediately prior to this Amendment, continues in full force and effect in accordance with the original terms thereof.

     Section 7. Applicable Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

     Section 8. Descriptive Headings. The descriptive headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

     Section 9. Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Amendment.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment
No. 4 to Purchase Agreement on the day and year first above written.

                          ESQUIRE COMMUNICATIONS LTD.

                          By:
                             -----------------------------
                          Its:
                              ----------------------------



                          GOLDER, THOMA, CRESSEY, RAUNER FUND
                          IV LIMITED PARTNERSHIP

                          By:  GTCR IV, L.P.
                          Its:  General Partner

                             By:  Golder, Thoma, Cressey, Rauner, Inc.
                             Its:  General Partner

                                 By:
                                    ----------------------------
                                 Its:
                                     ----------------------------


                          ANTARES LEVERAGED CAPITAL CORP.

                          By:
                             ----------------------------
                          Its:
                              ----------------------------